Exhibit 99.1

One Horizon Group Announces Second Quarter 2015 Financial Results

LIMERICK, IRELAND--(Aug 19, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, today announced financial and operational results for the three and six months ended June 30, 2015.

Operation Highlights

●	Aishuo App builds on success and continues rapid expansion:

o	Logged over 1.6 million downloads as of June 30, 2015 and over 7 million downloads as of today;

o	Now supports all of the major Chinese mobile payment platforms including China UnionPay, Alibaba's Alipay, Paypal and Tencent's Wechat Wallet to support a range of premium Aishuo app services;

o	Now available for download on iTunes, in addition to over 40 other smartphone App stores;

o	Has been further optimized for the Xiaomi smartphone model range, China's biggest selling smartphone brand;

o	Agreement with Nanjing Lin Ren Communications, a manufacturer of Smartphones, Phablets and Tablets to pre-install Aishuo App in Android devices prior to shipment ; and

o
Agreement to be the exclusive supplier of Voice over IP services using the Aishuo platform to KeyIdea Information Technology Co., Ltd, a renowned manufacturer of satellite equipment in China, for its new maritime satellite service .

●	Smartfren Telekom Tbk in Indonesia expanded its service by adding 400,000 new telephone numbers to the SmartCall App

“The success of our Aishuo App has continued to build momentum in the second quarter,” stated Founder and CEO Brian Collins. “With Aishuo now available across a wide range of mobile storefronts, support from all major Chinese mobile payment platforms, and exclusive agreements beginning to ramp up, we are confident that Aishuo will drive multiple revenue streams through the remainder of 2015 and beyond. In conjunction, successful and expanding partnerships with Smartfren and other Tier 1 carriers for our validated technology are also supporting international adoption and revenue growth.”

Second Quarter 2015 Financial Results

Revenue for the three months ended June 30, 2015 was $0.1 million compared to $1.3 million in the same period in 2014. The decrease was primarily due to the shift in the business to concentrate on the roll out of the B2C business in China through the Aishuo App. This roll out has gained over 7 million downloads, has greatly increased One Horizon’s exposure and overall recognition, and has allowed the Company to take market share and acquire customers in what the Company believes will be an increasingly competitive user marketplace.

Gross margin for the second quarter of 2015 was ($0.5) million as compared to $0.8 million for the three months ended June 30, 2014. The decrease was mainly due to the reduced revenue. Moving forward, the management expect that gross profit will begin to increase with the growth in the Company’s business in China.

Operating expenses for the three months ended June 30, 2015 declined to $0.7 million from $1.2 million during the same period in 2014. The Company does not expect operating costs to rise significantly until revenue grows following the increase of end users.

Net loss and net loss per share attributable to common stockholders for the three months ended June 30, 2015 were $1.6 million and $0.05 per share, respectively, compared to a net loss of $0.5 million and a net loss per share of $0.02 during the same period in 2014. The weighted average shares outstanding were 33.3 million for the three months ended June 30, 2015.

Six Months 2015 Financial Results

Revenues for the six months ended June 30, 2015 were $0.9 million compared to $2.5 million in the same period in 2014. Gross margin was ($0.3) million and $1.4 million for the first six months of 2015 and 2014, respectively.

Operating expenses were $1.9 million for the first half of 2015 compared to $2.4 million in the first half of 2014.

Net loss and net loss per share attributable to common stockholders for the six months ended June 30, 2015 were $2.5 million and $0.07, respectively, compared to a net loss of $0.9 million and a net loss per share of $0.03 during the same period in 2014. The weighted average shares outstanding increased to 33.3 million for the six months ended June 30, 2015 from 32.9 million for the first half year of 2014.

Financial Condition

The Company had $0.9 million in cash as of June 30, 2015. The Company had $21.8 million of assets and $15.3 million stockholders' equity as of June 30, 2015. Cash outflows from operations were $1.0 million for the six months ended June 30, 2015.

On August 10, 2015, One Horizon closed a public offering of $3 million of 1,714,286 shares of common stock and warrants to purchase up to an aggregate of 857,143 shares of its common stock at a combined offering price of $1.75 per share and accompanying warrant. The warrants will have a per share exercise price of $2.50, are exercisable immediately and will expire three years from the date of issuance. In connection with the offering, the Company granted the Underwriters an option for a period of 45 days to purchase up to 257,142 additional shares of common stock and/or 128,571 additional warrants, in each case, solely to cover over-allotments, if any.  The net proceeds to the Company from the Offering are approximately $2.64 million, or approximately $3.054 million if the Underwriters exercise in full their option to purchase additional shares and Warrants, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:
Ted Haberfield
MZ Group
President - MZ North America
Direct: 760-755-2716
Mobile: 858-204-5055
www.mzgroup.us